Press Release                         FOR IMMEDIATE RELEASE
September 25, 2015                    Omaha, NE
CONTACT:     Chad Daffer, Andy Grier,
or Craig Allen
800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. APPOINTS CHAD DAFFER AS ITS CHIEF EXECUTIVE OFFICER

Omaha, NE - September 25, 2015 - On September 22, 2015, Mark A. Hiatt voluntarily resigned as Chief Executive Officer (“CEO”) of America First Multifamily Investors, L.P. (NASDAQ: ATAX) (“ATAX” or the “Company”), effective as of September 30, 2015. Mr. Hiatt has been employed in various capacities with The Burlington Capital Group, LLC (“Burlington”) throughout his nearly 29 year tenure and believes this is the right time for him to pursue other interests. “ATAX has achieved great success since its inception”, said Hiatt. “I would like to thank the unitholders for their support and the Company is in good hands as we make this transition.”

In conjunction with Mr. Hiatt’s departure, on September 25, 2015, the Board of Managers of Burlington, the general partner of the general partner of ATAX, has appointed Chad L. Daffer as the Chief Executive Officer of ATAX, effective October 1, 2015. Daffer has been employed by Burlington since January 1, 2005, working closely with Hiatt while serving as ATAX’s Fund Manager. Daffer has over twenty-five years of experience in Investment Banking, Fixed Income Institutional Sales, credit analysis and structuring, underwriting and the placement of debt instruments.

“As ATAX’s Fund Manager for nearly 11 years, I have been able to actively participate in the development of the Company’s strategic direction”, said Daffer. “As I begin in my new role I look forward to working closely with our unitholders, our Board of Managers and our management team to execute on dynamic and transformational opportunities for ATAX.”

Lisa Roskens, Chairman and CEO of Burlington, stated, “Mark’s years of service and dedication have had a powerful impact on ATAX. Chad has worked closely with Mark for almost 11 years and I believe ATAX, under Chad’s direction, will continue to expand its core business and move the Company forward. Chad’s extensive financial background and the success he has achieved in his capacity as the Company’s Fund Manager makes him uniquely qualified to be ATAX’s CEO.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties. The Company is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and (iii) achieve economies of scale.  The Company expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Company seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Company’s Amended and Restated Limited Partnership Agreement, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Company with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2014. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.